Pricing Supplement No. 1734BK
To underlying supplement No. 1 dated October 1, 2012,
product supplement BK dated October 5, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated April 26, 2013; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,877,000 High/Low Coupon Autocallable Securities Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index due October 30, 2014
General
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The securities are designed for investors who seek a return linked to the lesser performing of the iShares® MSCI Emerging Markets Index Fund (the “Fund”) and the Russell 2000® Index (the “Index,” and together with the Fund, each, an “Underlying”). In addition, the securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-In Event occurs. For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of 11.75% for that Observation Period. If a Knock-In Event has occurred on any day during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity of the securities.

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The securities will be automatically called if the Closing Levels of both Underlyings are equal to or greater than their respective Initial Levels on an Observation Date. If the securities are automatically called, you will receive your initial investment plus accrued Coupon on the applicable Call Settlement Date, and no additional Coupon will accrue following the Automatic Call.

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If the securities are not automatically called and a Knock-In Event has not occurred, you will receive the return of your initial investment at maturity. If the securities are not automatically called and a Knock-In Event has occurred, you will be fully exposed to the negative Underlying Return of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” and you will lose some or all of your initial investment (excluding any Coupon payments). Any Coupon payments, Payment at Maturity or Payment upon an Automatic Call is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due October 30, 2014
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
•	The securities priced on April 26, 2013 (the “Trade Date”) and are expected to settle on May 1, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:		Ticker Symbol	Initial Level	Threshold Level
	iShares® MSCI Emerging Markets Index Fund	EEM UP	42.24	31.68, equal to 75.00% of the Initial Level
	Russell 2000® Index	RTY	935.25	701.44, equal to 75.00% of the Initial Level
Coupon:
•     For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at a rate of 11.75% per annum for that Observation Period.
•     If a Knock-In Event occurs during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at a rate of 1.00% per annum until an Automatic Call or maturity.
The Coupon will be paid in arrears on the Coupon Payment Dates as described below. No Coupon will accrue following an Automatic Call.

Coupon Payment Dates:
The Coupon will be paid semi-annually in arrears on the third business day after the second and fourth Observation Dates and on the Maturity Date. If the securities are automatically called prior to the Final Valuation Date, the accrued and unpaid Coupon will be paid on the applicable Call Settlement Date.

Observation Period:
There are six quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next Observation Date.

Observation Dates†:	July 26, 2013, October 28, 2013, January 28, 2014, April 28, 2014, July 28, 2014 and October 27, 2014 (Final Valuation Date)
 (Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$2,877,000.00	$0.00	$2,877,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,877,000.00	$392.42
Deutsche Bank Securities
April 26, 2013

(Key Terms continued from previous page)
Automatic Call:
The securities will be automatically called if the Closing Levels of both Underlyings are equal to or greater than their respective Initial Levels on an Observation Date. Payment upon an Automatic Call plus any accrued and unpaid Coupon will be made on the applicable Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

Payment upon an Automatic Call:
If the securities are automatically called on an Observation Date, you will be entitled to receive $1,000 in cash per $1,000 Face Amount of securities (excluding any Coupon payment) on the related Call Settlement Date.

Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on whether a Knock-In Event has occurred.
•	If a Knock-In Event has not occurred during any Observation Period, you will be entitled to receive a cash payment of $1,000 per Face Amount of securities.
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If a Knock-In Event has occurred during any Observation Period, you will be entitled to receive a cash payment per Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Underlying Return of the Laggard Underlying.
If the securities are not automatically called and a Knock-In Event occurs, the Underlying Return of the Laggard Underlying will be negative, and you will lose some or all of your initial investment (excluding any Coupon payments).

Any Payment at Maturity is subject to the credit of the Issuer.
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date.  If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level
Initial Level
Threshold Level:	For each Underlying, 75.00% of its Initial Level, as set forth in the table above
Knock-In Event:	A Knock-In Event occurs if the Closing Level of either Underlying is less than its Threshold Level on any day during any Observation Period.
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For the Fund, the closing pricing of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund.
For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Call Settlement Date:	The third business day after the related Observation Date. The last Call Settlement Date will be the Maturity Date.
Trade Date:	April 26, 2013
Settlement Date:	May 1, 2013
Final Valuation Date†:	October 27, 2014
Maturity Date†:	October 30, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RCK7
ISIN:	US25152RCK77
† Subject to adjustment as described under "Description of Securities — Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Payment at Maturity and Coupon Payments on the Securities

The tables and hypothetical examples set forth below illustrate the hypothetical payments on the securities per $1,000 Face Amount of securities.  The tables and examples below reflect the Coupon rate of 11.75% per annum if a Knock-In Event does not occur.  The Coupon rate is 1.00% per annum if a Knock-In Event has occurred.

The tables and examples below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will depend on whether and when a Knock-In Event occurs and the Closing Levels of the Underlyings on the Observation Dates (including the Final Valuation Date).  The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.  The numbers appearing in the tables and examples below have been rounded for ease of analysis.

The table below illustrates the hypothetical Payments at Maturity on the securities (excluding any Coupon payment), assuming the securities are not automatically called. Because the securities are not automatically called on the Final Valuation Date, the Underlying Return of at least one of the Underlyings, and therefore the Laggard Underlying, will be less than zero.

	A Knock-In Event does occur		A Knock-In Event does not occur
Underlying Return of the Laggard Underlying	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)
-1.00%	$990.00	-1.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%	$1,000.00	0.00%
-20.00%	$800.00	-20.00%	$1,000.00	0.00%
-25.00%	$750.00	-25.00%	$1,000.00	0.00%
-30.00%	$700.00	-30.00%	N/A	N/A
-40.00%	$600.00	-40.00%	N/A	N/A
-50.00%	$500.00	-50.00%	N/A	N/A
-60.00%	$400.00	-60.00%	N/A	N/A
-70.00%	$300.00	-70.00%	N/A	N/A
-80.00%	$200.00	-80.00%	N/A	N/A
-90.00%	$100.00	-90.00%	N/A	N/A
-100.00%	$0.00	-100.00%	N/A	N/A

The table and hypothetical examples below illustrate the hypothetical total Coupon payments per $1,000 Face Amount of securities, assuming the securities are not automatically called prior to the Final Valuation Date and there are exactly three calendar months in each Observation Period.  The total Coupon payments on the securities will depend on whether and when a Knock-In Event occurs.

Time of First Knock-In Event	Total Coupon Payments
During the first Observation Period	$15.000
During the second Observation Period	$41.875
During the third Observation Period	$68.750
During the fourth Observation Period	$95.625
During the fifth Observation Period	$122.500
During the sixth Observation Period	$149.375
No Knock-In Event occurs	$176.250

Examples of Calculation of Payments on the Securities

The following six hypothetical examples illustrate how the payments on the securities are calculated if the securities are not automatically called prior to the Final Valuation Date.

Example 1: A Knock-In Event has not occurred prior to the Final Valuation Date, the Underlying Return of the Laggard Underlying is -10.00% and the Final Level of the other Underlying is greater than its Threshold Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-In Event does not occur on the Final Valuation Date. Because a Knock-In Event has not occurred, the investor will receive at maturity a cash payment of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $176.25 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 11.75% x (6/4) = $176.25

Because a Knock-In Event has not occurred, the Coupon will accrue at 11.75% per annum for the entire term of the security. Accordingly, the total payment on the securities will be $1,176.25 per $1,000 Face Amount of securities, resulting in a 17.625% return on the securities.

Example 2: A Knock-In Event has occurred during the first Observation Period, the Underlying Return of the Laggard Underlying is -10.00% and the Final Level of the other Underlying is greater than its Threshold Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because a Knock-In Event has occurred during the first Observation Period, the investor will be fully exposed to the decline in the Final Level of the Laggard Underlying from its Initial Level and will receive at maturity a cash payment of $900 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $15.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 1.00% x (6 / 4) = $15.00

Because a Knock-In Event has occurred during the first Observation Period, the Coupon will accrue at 1.00% per annum for the entire term of the security. Accordingly, the total Coupon payments in Example 2 is significantly less than the total Coupon payments in Example 1, and the total payment on the securities will be $915.00 per $1,000 Face Amount of securities, resulting in a loss of 8.50% on the securities.

Example 3: A Knock-In Event has not occurred prior to the Final Valuation Date and the Final Levels of both Underlyings are greater than their respective Initial Levels. Because the Final Levels of both Underlyings are greater than their respective Initial Levels, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $176.25 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 11.75% x (6/4) = $176.25

Because a Knock-In Event has not occurred, the Coupon will accrue at 11.75% per annum for the entire term of the securities. Accordingly, the total payment on the securities will be $1,176.25 per $1,000 Face Amount of securities, resulting in a 17.625% return on the securities.

Example 4: A Knock-In Event has occurred during the second Observation Period and the Final Levels of both Underlyings are greater than their respective Initial Levels. Because the Final Levels of both Underlyings are greater than their respective Initial Levels, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $41.875 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 11.75% x (1 / 4)] + [$1,000 x 1.00% x (5 / 4)] = $29.375 + $12.50 = $41.875

Because a Knock-In Event has occurred during the second Observation Period, the Coupon will accrue at 11.75% per annum for the first Observation Period and 1.00% per annum for the second, third, fourth, fifth and sixth Observation Periods. Accordingly, the total Coupon payments in Example 4 is less than the total Coupon payments in Example 3, and the total payment on the securities will be $1,041.875 per $1,000 Face Amount of securities, resulting in a 4.1875% return on the securities.

Example 5: A Knock-In Event has not occurred prior to the Final Valuation Date, the Underlying Return of the Laggard Underlying is -50.00% and the Final Level of the other Underlying is greater than its Initial Level. Because the Final Level of the Laggard Underlying is less than its Threshold Level, a Knock-In Event has occurred on the Final Valuation Date, and the securities are not automatically called on the Final Valuation Date. The investor will be fully exposed to the decline in the Final Level of the Laggard Underlying from its Initial Level and will receive at maturity a cash payment of $500 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $149.375 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 11.75% x (5 / 4)] + [$1,000 x 1.00% x (1 / 4)] = $146.875 + $2.50 = $149.375

Because a Knock-In Event has occurred during the sixth Observation Period, the Coupon will accrue at 11.75% per annum for the first, second, third, fourth and fifth Observation Periods and 1.00% per annum for the sixth Observation Period. Accordingly, the total payment on the securities will be $649.375 per $1,000 Face Amount of securities, resulting in a loss of 35.0625% on the securities.

Example 6: A Knock-In Event has occurred during the third Observation Period, the Underlying Return of the Laggard Underlying is -60.00% and the Final Level of the other Underlying is less than its Threshold Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because a Knock-In Event has occurred during the third Observation Period, the investor will be fully exposed to the decline in the Final Level of the Laggard Underlying from the Initial Level and will receive at maturity a cash payment of $400 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $68.75 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 11.75% x (2 / 4)] + [$1,000 x 1.00% x (4 / 4)] = $58.75 + $10.00 = $68.75

Because a Knock-In Event has occurred during the third Observation Period, the Coupon will accrue at 11.75% per annum for the first and second Observation Periods and 1.00% per annum for the third, fourth, fifth and sixth Observation Periods. Accordingly, the total payment on the securities will be $468.75 per $1,000 Face Amount of securities, resulting in a loss of 53.125% on the securities.

The following hypothetical example illustrates how the payment on the securities is calculated if the securities are automatically called prior to the Final Valuation Date.

Example 7: A Knock-In Event has occurred during the second Observation Period and the Closing Levels of both Underlyings are greater than their respective Initial Levels on the third Observation Date. Because the Closing Levels of both Underlyings are greater than their respective Initial Levels, the securities are automatically called on the third Observation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000. The investor will also receive total Coupon payments of $35.00 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 11.75% x (1 / 4)] + [$1,000 x 1.00% x (2 / 4)] = $29.375 + $5.00 = $34.375

Because a Knock-In Event has occurred during the second Observation Period, the Coupon will accrue at 11.75% per annum for the first Observation Period, 1.00% per annum for the second and third Observation Periods and no Coupon will accrue following the Automatic Call. Accordingly, the total Coupon payments in Example 7 is less than the total Coupon payments in Example 4, and the total payment on the securities will be $1,034.375 per $1,000 Face Amount of securities, resulting in a 3.4375% return on the securities.

Selected Purchase Considerations

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THE SECURITIES OFFER A VARIABLE COUPON — The securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-In Event occurs. For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of 11.75% for that Observation Period. If a Knock-In Event has occurred during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity. The higher Coupon rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating but will accrue only as long as a Knock-In Event has not occurred during any Observation Period. If the Closing Level of either Underlying declines below its applicable Threshold Level on any day during any Observation Period, a Knock-In Event will have occurred, and the Coupon will accrue at only 1.00% per annum for that Observation Period and every subsequent Observation Period. The Coupon will be payable on the applicable Call Settlement Date if the securities are automatically called. No Coupon will accrue or be payable following an Automatic Call.  Because the securities are our senior unsecured obligations, any Coupon payments, Payment at Maturity or Payment upon an Automatic Call is subject to the credit of the Issuer.

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POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately eighteen months, the securities will be called before maturity if the Closing Levels of both Underlyings are equal to or greater than their respective Initial Levels on an Observation Date prior to the Final Valuation Date, and you will be entitled to receive a cash payment of $1,000 per Face Amount of securities on the related Call Settlement Date.  No Coupon will accrue or be payable following an Automatic Call.

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RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities is linked to the lesser performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index. If a Knock-In Event occurs and the securities are not automatically called, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Tracked Index”).  The Tracked Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, the fees and expenses of the iShares® MSCI Emerging Markets Index Fund or due to other circumstances. This section is only a summary of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize capital gain or loss on the taxable disposition (including retirement) of your securities, which should be long-term capital gain or loss if you have held the securities for more than one year, although it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the components of the Underlyings. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Levels of the Underlyings have never been less than their respective Threshold Levels on any day during any Observation Period. However, if the Closing Level of either Underlying is less than its Threshold Level on any day during any Observation Period, a Knock-In Event will have occurred, and you will lose 1% of the Face Amount for every 1% the Final Level of the Laggard Underlying is below its Initial Level. Accordingly, you could lose some or all of your initial investment in the securities.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS REGARDLESS OF ANY APPRECIATION IN THE UNDERLYINGS — The securities will not pay more than the Face Amount at maturity or upon an Automatic Call, in addition to any Coupon payments. You will not receive the appreciation of the Underlyings even if the Final Levels of both Underlyings are greater than or equal to their respective Initial Levels. The maximum Payment upon an Automatic Call or the Payment at Maturity will be $1,000 per Face Amount of securities (excluding Coupon payments), regardless of any appreciation of the Underlyings, which may be significant.

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THE COUPON WILL ACCRUE AT ONLY 1.00% PER ANNUM IF A KNOCK-IN EVENT HAS OCCURRED — If the Closing Level of either Underlying declines below its Threshold Level on any day during any Observation Period, a Knock-In Event will have occurred, and the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of only 1.00% until an Automatic Call or maturity. The higher Coupon Rate of 11.75% per annum will accrue only as long as a Knock-In Event has not occurred in the relevant Observation Period or any preceding quarterly Observation Period. If a Knock-In Event occurs during the first Observation Period, you will receive Coupon payments at only 1.00% per annum for the entire term of the securities.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one quarter. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED AND A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If the securities are not automatically called and a Knock-In Event occurs, the Payment at Maturity will be determined solely by reference to the Laggard Underlying, the Underlying Return of which will be negative.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, including the Coupon payments, Payment upon an Automatic Call and Payment at Maturity are not linked to a basket consisting of the Underlyings. Rather, the payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your payment on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks of the Index or holders of shares of the Fund would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Coupon payments, Payment at Maturity or Payment upon an Automatic Call, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Coupon payments, Payment at Maturity or Payment upon an Automatic Call owed to you under the terms of the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in this pricing supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share. The Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Tracked Index. The stocks included in the Tracked Index are selected by MSCI Inc. (“MSCI”). The Tracked Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Tracked Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Tracked Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies, but the Fund’s shares are denominated in the U.S. dollar, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• political, civil or military unrest;

• the balance of payments between countries; and

• the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could affect the value of the securities.

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THE SECURITIES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — Because the Fund includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the securities are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The component securities held by the Fund include component securities of companies that are located in an emerging market country and whose securities trade on the exchanges of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and the amount payable to you on the securities.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

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IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlyings.  Changes in the market levels of the Underlyings may not result in a comparable change in the value of your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.   As a result, the price, if any, at which we will be willing to purchase the securities from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market-makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market-makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels and prices, as applicable, of the Underlyings on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether a Knock-In Event has occurred;

•	the expected volatility of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market price of and dividend rate on the component securities included in the Underlyings;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the component securities of the Underlyings;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	the composition of the Underlyings and any changes to their component securities;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. We, as calculation agent for the securities, will determine, among other things, whether a Knock-In Event has occurred, the Final Levels and Underlying Returns of the Underlyings, the Coupon payments and the amount that Deutsche Bank AG will pay you at maturity or upon an automatic call. The calculation agent also will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may postpone the determination of, or use an alternate method to calculate, the Closing Levels of the Underlyings, including the Final Levels. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not adversely affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the payments on the securities, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities. The determination of a market disruption event by the calculation agent could adversely affect the amount of payment you receive on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index based on daily closing prices and closing levels, as applicable, from April 26, 2008 through April 26, 2013. The closing price of the iShares® MSCI Emerging Markets Index Fund on April 26, 2013 was $42.24. The closing level of the Russell 2000® Index on April 26, 2013 was 935.25. We obtained the historical closing prices and closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices and levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of either Underlying on any day during any Observation Period, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

$60
$50
$40
$30
$20
$10
$0
Closing Price
Apr-08
Apr-09
Apr-10
Apr-11
Apr-12
Apr-13
Source: Bloomberg

Historical Performance of the Russell 2000® Index

1,200
1,000
800
600
400
200
0
Closing Level
April-08
April-09
April-10
April-11
April-12
April-13
Source: Bloomberg

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.